UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

March 1, 2011

Date of Report (date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(exact name of registrant as specified in its charter)

Pennsylvania	Commission File Number	25-1435979
(state or other jurisdiction of incorporation or organization)	001-09718	(I.R.S. Employer Identification Number)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of the close of business on March 1, 2011, Gregory H. Kozich became the Senior Vice President and Controller of The PNC Financial Services Group, Inc. (the “Corporation”). The Corporation hired Mr. Kozich in October 2010 and the Board of Directors appointed him as a Senior Vice President on February 9, 2011. Effective as of the close of business on March 1, 2011, Samuel R. Patterson assumed new responsibilities as the Corporation’s General Auditor. The Controller is the principal accounting officer for the Corporation.

Mr. Kozich receives an annual base salary commensurate with his duties. He received a grant of equity-based compensation on October 25, 2010 of 2,000 restricted shares of the Corporation’s common stock, which vests 25% three years from the award date, 25% four years from the award date, and 50% five years from the award date, upon satisfaction of the service requirement. Mr. Kozich was also granted options for 15, 000 shares of the Corporation’s common stock on October 25, 2010, with an option price of $54.00, which become exercisable in thirds over the three year period following the date of grant.

Mr. Kozich is eligible to receive annual and long-term incentive compensation awards that are generally provided to other similarly situated senior employees under a management incentive compensation plan. He is eligible to receive an annual incentive award for the 2010 performance year, payable in the first quarter of 2011. He is also eligible to receive a long-term incentive compensation award, payable in a mix of stock options and restricted shares of PNC’s common stock. This long-term incentive compensation award will have the same grant date and other characteristics as awards made to similarly situated senior employees.

Prior to joining PNC, Mr. Kozich was Senior Vice President & Controller at the Federal National Mortgage Association (“Fannie Mae”), where he worked since May, 2005. Prior to joining Fannie Mae, Mr. Kozich was a partner in the National Banking Group of PricewaterhouseCoopers LLP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.
(Registrant)

Date: March 7, 2011	By:	/s/ Richard J. Johnson
Richard J. Johnson
Executive Vice President and Chief Financial Officer

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